EXHIBIT 99.1

United-Guardian Increases Mid-Year Dividend

HAUPPAUGE, N.Y., May 17, 2019 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on May 15, 2019, declared a cash dividend of $0.55 per share, which will be paid on June 14, 2019 to all stockholders of record as of May 31, 2019. This will be the 24th consecutive year that the company has paid a dividend, and represents a 10% increase over the mid-year dividend the company paid in 2018.

Ken Globus, President of United-Guardian, stated, “Based the strong earnings in the first quarter of this year, as well as our expectation that sales and net income will remain strong for the second quarter, the company is pleased to once again be able to share our earnings with our stockholders. With the company’s substantial cash position the Board concluded that after the payment of this dividend the company will have more than adequate reserves for any anticipated capital expenditures, and that it is in the company’s best interest, and the interests of its stockholders, to continue to share the company’s profitability with its shareholders. Based upon the current stock price and the dividends paid over the trailing twelve months, this brings the dividend yield on our stock to about 5.7%.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.